Exhibit D

CC NB Sponsor 1 Holdings LLC

200 Park Avenue, 58th Floor

New York, NY 10166

February 4, 2021

Neuberger Berman Opportunistic Capital Solutions Master Fund LP

1290 Avenue of the Americas

New York, NY 10104

Attention:	Lawrence Kohn
Ralph DeFeo
Ephraim Lemberger

To Whom It May Concern:

This letter agreement is being delivered to you to memorialize the agreement between CC NB Sponsor 1 Holdings LLC (“CC”) and Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”) with respect to the interests held by CC and NBOKS in CC Neuberger Principal Holdings I Sponsor LLC (the “Sponsor”) and the Sponsor’s rights with respect to CC Neuberger Principal Holdings I (the “SPAC”) and following the consummation of the Business Combination, the Pubco (as defined below).

Reference is hereby made to that certain Business Combination Agreement, dated as of October 14, 2020, by and among the SPAC, E2open Holdings, LLC (“E2open”) and the other parties thereto (as amended and as may be further amended from time to time, the “Business Combination Agreement”), pursuant to which the SPAC’s initial business combination (the “Business Combination”) will be consummated via an up-C structure, and the SPAC will domesticate, change its name to “E2open Parent Holdings, Inc.” and continue as a publicly traded Delaware corporation (the “Pubco”).

Director Designation Rights and Allocation of Director Nominees

At the time of the closing of the Business Combination (the “Closing”), the Sponsor, CC and NBOKS will enter into an Investor Rights Agreement (the “IRA”), pursuant to which CC, on behalf of the Sponsor, will have the right to nominate 5 directors (the “Sponsor Directors”) to the board of directors of Pubco (the “Board”).

NBOKS will have the right to designate 2 of the 5 Sponsor Directors (the “NBOKS Directors”) (provided that such NBOKS Directors shall be reasonably acceptable to CC), and CC will have the right to designate 3 of the 5 Sponsor Directors (the “CC Directors”).  In all cases, the Sponsor Directors will be subject to overall NYSE and SEC independence requirements for the Board as a whole. CC and NBOKS agree that their designated Sponsor Directors shall be allocated to the classes of the Board as follows:

Class	Director
I	NBOKS Director - Person A
I	CC Director - Person B
I	CC Director - Person C
II	NBOKS Director - Person D
III	CC Director - Person E

At the time of the Closing, the Board is anticipated to be comprised of 6 directors, which shall include 3 Sponsor Directors. Pursuant to the IRA, the Board will initially be allocated among the classes of directors as follows: (a) 2 Class I directors (Eva F. Huston and Stephen C. Daffron, who are nominated by CC, on behalf of the Sponsor), (b) 2 Class II directors (Ryan M. Hinkle and Timothy I. Maudlin), and (c) 2 Class III directors (Chinh Chu, who is nominated by CC, on behalf of the Sponsor and Michael Farlekas, CEO of E2open).

Pursuant to the IRA, the Sponsor’s right to nominate the Sponsor Directors is dependent on the equity beneficially owned by CC and its affiliates and permitted transferees as a percentage of the equity held in respect of CC’s founder shares as of the Closing (the “CC Fallaway”). As such, CC and NBOKS hereby agree that the right to nominate the Sponsor Directors will be allocated amongst themselves as shown in the chart below, and each of CC, NBOKS and their respective representatives (including their representatives currently on the Board) agree to take all reasonably necessary action such that each individual selected to be a Sponsor Director by CC or NBOKS in accordance with their rights as shown in the chart below will be nominated as a Sponsor Director by the Board, in each case in accordance with the IRA and the parties rights thereunder. If the number of Sponsor Directors CC and NBOKS are entitled to designate for nomination to the Board decreases as a result of CC’s beneficial ownership falling below a certain CC Fallaway, then a CC Director or NBOKS Director, as provided in the chart below, shall resign in accordance with the IRA. Additionally, while it may not result in the loss of a right to nominate a Sponsor Director under the IRA, a sell-down by NBOKS below the ownership thresholds set forth in the chart below will result in NBOKS losing the right to nominate one of its NBOKS Directors; provided, however, that the percentage ownership attributed to NBOKS shall be only with respect to NBOKS’ ownership of (a) the Forward Purchase Securities (as defined in the BCA) (which for the avoidance of doubt includes the shares of Class A Common Stock acquired and the shares of Class A Common Stock underlying the Warrants) and (b) the equity held in respect of NBOKS’ founder shares, (which for the avoidance of doubt is NBOKS’ portion of the Class A Common Stock held by the Sponsor and shares of Class B Common Stock once vested) each as at the Closing, and excluding any shares issued to NBOKS in connection with the Backstop Agreement and any PIPE Investments (each as defined in the BCA), if any (collectively, the “NBOKS Ownership”).

Total Sponsor Directors	CC Fallaway	NBOKS Ownership >66%		NBOKS Ownership >33%		NBOKS Ownership <33%
		CC Directors	NBOKS Directors	CC Directors	NBOKS Directors	CC Directors	NBOKS Directors
5	>85%	3	2	4	1	5	0
4	>68%	2	2	3	1	4	0
3	>51%	1	2	2	1	3	0
2	>34%	1*	1	1	1	2	0
1	>17%	1**	0	1	0	1	0
0	<17%	0	0	0	0	0	0

*If NBOKS Ownership is greater than 85% at the time of this nomination, this nomination will be made by CC with the prior consent of NBOKS with respect to the individual to be nominated.

**Nomination to be made by CC with the prior consent of NBOKS with respect to the individual to be nominated.

Distributions

Reference is hereby made to that certain Limited Liability Company Agreement of CC Neuberger Principal Holdings I Sponsor LLC, dated as of January 15, 2020 (the “LLCA”). Pursuant to the LLCA, distributions shall be made by the Sponsor to CC and NBOKS pro rata based on the number of Units (as defined in the LLCA) held by CC and NBOKS relative to the total number of Units held by both CC and NBOKS at the times and in the aggregate amounts determined by the Sponsor’s board of managers (“Board of Managers”). Following the consummation of the Business Combination, after such times as the Pubco securities held by the Sponsor (for the avoidance of doubt, comprising the shares of Class A Common Stock held by the Sponsor, the shares of Class A Common Stock underlying any shares of Class B Common Stock held by the Sponsor, and the Private Placement Warrants (and shares of Class A Common Stock underlying the Private Placement Warrants) held by the Sponsors) are registered on a Form S-1 which has been declared effective by the SEC, the parties will cause the Sponsor to use its commercially reasonable efforts to distribute all such securities to CC and NBOKS in accordance with their pro rata interest in the Sponsor and cause such securities to be held in the name of each such party, subject to applicable law and applicable policies of the Pubco. For the avoidance of doubt, following such time as such securities are registered, each of CC and NBOKS shall have the right to require the Sponsor to distribute their pro rata portion of the securities held by the Sponsor to such party, subject to applicable law and the applicable policies of the Pubco.

Following the distribution of all equity securities of the Pubco held by the Sponsor to CC and NBOKS, CC shall be the Sponsor Representative for all purposes under the IRA, unless otherwise agreed by CC and NBOKS; provided, that CC shall consult with NBOKS prior to agreeing to any amendment to the IRA in accordance with the terms thereof when the Sponsor Representative’s consent is required to the extent NBOKS continues to hold equity securities in the Pubco subject to the provisions of the IRA.

Please confirm your agreement with the foregoing by executing and returning to the undersigned a counterpart of this letter agreement.

Sincerely,

CC NB Sponsor 1 Holdings, LLC

By:	/s/ Chinh E. Chu
Name:	Chinh E. Chu
Title:	President & Senior Managing Director

Acknowledged and Agreed:

Neuberger Berman Opportunistic Capital Solutions Master Fund LP

By:	/s/ Charles Kantor
Name:	Charles Kantor
Title:	Managing Director

Copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Jennifer Spiegel
Email: jspiegel@sidley.com

And to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Lauren Colasacco
Email: lauren.colasacco@kirkland.com

[Signature Page to Letter Agreement]